Exhibit 99.1

CUI Global, Inc. Reports Unaudited Third Quarter 2017 Financial Results

TUALATIN, Ore., November 9, 2017 -- CUI Global, Inc. (NASDAQ: CUI), today reported its unaudited financial results for the three and nine months ended September 30, 2017.

Third Quarter 2017 Financial Performance Summary: (Comparisons to Prior Year Period)

•	Quarterly revenue decreased 6% to $21.8 million versus $23.3 million;
•	Quarterly gross profit margin was 34%, as compared to 37%;
•	Quarterly consolidated net loss of $(1.9) million or $(0.09) per share versus $(0.5) million or $(0.02) per share;
•	Quarterly adjusted EBITDA was $(1.1) million, as compared to $0.2 million;
•	Cash and cash equivalents were $0.8 million at September 30, 2017;
•	Power and Electromechanical (P&EM) segment unaudited backlog was $18.1 million at September 30, 2017;
•	Energy segment unaudited backlog was $13.7 million at September 30, 2017.

Recent Business and Operational Highlights:

•	CUI Global announced the closing of its previously announced underwritten public offering of 7,392,856 shares of its common stock at a public offering price of $2.80 per share, including 964,285 shares sold at the public offering price to cover over-allotments. The net proceeds to the Company (after deducting the underwriting discount and other estimated expenses payable by the Company) were approximately $19.2 million;
•	CUI Inc., was awarded its first major order for its power monitoring and switching system for data centers, known as ICE Switch. The order, which calls for the manufacture and delivery of 950 ICE Switch units, is expected to be delivered in January of 2018;
•	Orbital Gas Systems (UK) was notified by its Italian distribution partner, Socrate SpA (Socrate), that a tariff issue between the Italian energy authority and Snam Rete Gas (SRG), the national gas transmission company of Italy, has been resolved, and that Socrate has resumed deployment of the initial 400-unit order for the Company's GasPT solution as part of SRG's re-metering project;
•	CUI Inc. announced that the Office of Gas and Electricity Markets (OFGEM) in the United Kingdom has approved the Stage Gate Report for Future Billing Methodology (FBM), moving the project ahead to Phase 2 and confirming the use of CUI Global's unique GasPT Technology as the chosen Calorific Value (CV) analyzer.

“During the third quarter, we continued to invest in and advance initiatives to drive the adoption of our disruptive solutions and position the company for long-term growth,” stated William Clough, president and CEO of CUI Global. “Our P&EM segment generated year-over-year revenue growth driven by strong point of sale results from all channel partners and by a strong direct OEM business that is seeing design activity continuing across a broad mix of our product offering. In our Energy segment, revenue was below last year due to differences in the timing of delivery schedules and the impact of Hurricane Harvey which caused a shuttering of our facility in Houston for much of September and associated delays from customers for the delivery of integration projects.

“Over the past year, we have substantially expanded business development activity in our Energy segment while we waited for the Italian project to resume. Now that the regulatory issues have been resolved, we expect that over the next few months our partner will complete installations of the remaining 350 GasPT units delivered last year. Looking ahead, we believe a second purchase order under our Italian contract, together with the conversion of incremental sales opportunities developed over the past year and continued growth in our P&EM segment will result in sustained profitability for CUI Global. Subsequent to the close of the quarter we secured an initial substantial ICE Switch order that reinforces the trajectory of our P&EM segment, and we completed a capital raise that serves to bridge the gap to profitability without missing a step in the execution of our growth strategy. With an expanded opportunity-set across both business segments grounded in our market-changing technology and growing market adoption, we are on a path to realizing the growth potential our technologies promise,” concluded Mr. Clough.

Third Quarter and Year-to-Date 2017 Financial Results

For the quarter ended September 30, 2017, CUI Global produced consolidated total revenues of $21.8 million and year-to-date revenues of $62.1 million. Total revenues for the third quarter decreased 6% year-over-year, compared to $23.3 million in the third quarter of 2016. For the third quarter, the Power and Electromechanical segment contributed revenues of $16.7 million and the Energy segment contributed $5.1 million. For the year-to-date period, the Power and Electromechanical segment contributed revenues of $48.5 million and the Energy segment contributed $13.6 million. The revenues for the three and nine months ended September 30, 2017 were lower than the comparable period due to lower Energy revenue segment associated with the timing of customer project delivery schedules and the temporary halt of deliveries of gas related metering, monitoring and control systems, including GasPT units in Italy due to a tariff issue and the negative effect of hurricane related work stoppages and customer delays/issues in the Houston market as well as lower translated revenue at our UK operations due to the lower value British pound Sterling following Brexit. Partially offsetting the decrease in the Energy segment was an increase in revenue in the Power and Electromechanical segment in the three and nine months ended September 30, 2017 due to the timing of customer delivery schedules and sell through activity at distributors.

For the three months ended September 30, 2017, the cost of revenues as a percentage of revenue increased to 66% from 63% during the prior-year comparative period. For the nine months ended September 30, 2017, the cost of revenues as a percentage of revenue increased to 66% from 62% during the prior-year comparative period. This percentage will vary based upon the power and electromechanical product mix sold, the mix of natural gas systems sold, contract labor necessary to complete gas related projects, the competitive markets in which the Company competes, and foreign exchange rates.

The cost of revenues as a percentage of revenue for the Power and Electromechanical segment for the three and nine month period ended September 30, 2017 was 66% for both periods compared to 65% and 64%, respectively, during the prior-year comparative periods. Cost of revenues increased in the Power and Electromechanical segment primarily as a result of higher sales volume. The cost of revenues as a percentage of revenue for the Energy segment for the three and nine months ended September 30, 2017 was 66% and 65%, respectively, compared to 60% and 56%, respectively in the three and nine months ended September 30, 2016. The higher cost percentage in the Energy segment was due to a less favorable product mix during the three and nine months ended September 30, 2017 compared to the three and nine months ended September 30, 2016, which included significant deliveries of higher margin products. The Energy segment continued to be affected by a temporary halt in shipments of higher margin GasPT units to an Italian customer.

The sales order backlog at September 30, 2017 was a consolidated $31.8 million. Of that, the Power and Electromechanical segment held a backlog of customer orders of $18.1 million and the Energy segment held a backlog of $13.7 million.

Gross profit was $7.4 million, or 34%, for the quarter ended September 30, 2017 versus $8.6 million, or 37%, in the same period of 2016. During the three months ended September 30, 2017, the Power and Electromechanical and Energy segments both generated gross profit margins of 34%. This compares to 36% for the Power and Electromechanical segment and 40% for the Energy segment in the three months ended September 30, 2016. For the nine months ended September 30, 2017 gross profit was $21.3 million, or 34%, versus $25.8 million or 39%, in the same period of 2016. For the nine months ended September 30, 2017 and 2016, the Power and Electromechanical segment gross profit margins decreased to 34% from 36% and the Energy segment gross profit margins decreased to 35% from 44%.

During the three and nine months ended September 30, 2017, SG&A increased $0.1 million and decreased $0.8 million, respectively, compared to the prior-year comparative period. The increase in SG&A in the third quarter of 2017 was due to increased costs in the Energy segment, primarily due to severance cost in the U.K. and increased advertising costs for the segment. The decreases in the nine months ended September 30, 2017 are largely due to $0.8 million in severance costs incurred in the first nine months of 2016 in the Power and Electromechanical segment for the transition of the R&D team to CUI-Canada and for various positions within the Energy segment that was partially offset by an increase in advertising costs in the Energy segment. SG&A as a percent of revenue increased slightly to 38% from 35% of total revenue during the three-month period ended September 30, 2017 due primarily to lower revenues, and for the nine month period ended September 30, 2017, SG&A increased slightly to 41% from 39% primarily due to lower revenues offset by SG&A expense reductions.

The company reported a net loss of $(1.9) million or $(0.09) per share (EPS) for the quarter ended September 30, 2017 as compared with a net loss of $(0.5) million or $(0.02) per share in the prior year period. For the nine months ended September 30, net loss was $(7.3) million or $(0.35) per share (EPS) compared to a net loss of $(4.7) million or $(0.22) in the same period last year. The consolidated net loss for the three and nine months ended September 30, 2017, was primarily the result of lower revenue in the Energy segment related to lower sales of gas related metering, monitoring and control systems, including GasPT and the negative impact of hurricane related work stoppages and customer delays/issues in the Houston market, lower gross profit margins in the Energy segment, and the ongoing amortization of intangible assets related to the Orbital Gas Systems Limited and CUI-Canada acquisitions. In addition, the Power and Electromechanical segment had slightly lower gross profit on slightly higher revenues in the three months ended September 30, 2017 compared to the three months ended September 30, 2016. Lower results in the Energy segment for the nine months ended September 30, 2017 were partially offset by increased revenues and gross profit in the Power and Electromechanical segment for the nine month period. In 2017, a lower value of the British pound Sterling due to the June 2016 Brexit vote resulted in lower translated revenue at our U.K. operations, but did not have a significant effect on operating or net loss.

The earnings before interest, taxes, depreciation and amortization (EBITDA) for the three and nine months ended September 30, 2017 were a loss of $(1.2) million and a loss of $(5.4) million, respectively. EBITDA for the three and nine months ended September 30, 2016 was $0.1 million and a loss of $(2.1) million.

As of September 30, 2017, CUI Global held cash and cash equivalents of $0.8 million, a decrease of $(3.9) million since December 31, 2016. Operations, other intangible assets, and equipment, have been funded through cash on hand and debt during the nine months ended September 30, 2017.

Conference Call

Management will host a conference call today, Thursday, November 9, 2017 at 8:30 a.m. ET to discuss these results as well as recent corporate developments. After management’s opening remarks, there will be a question and answer period. To access the call, please dial (888) 734-0328 and provide conference ID 2166659. For international callers, please dial (678) 894-3054. The live webcast of the conference call and accompanying slide presentation can be accessed through the ‘Events & Presentations’ page of the CUI Global Investor Relations website (www.cuiglobal.com).

For those unable to attend the live call, a telephonic replay will be available until November 23, 2017. To access the replay of the call dial (855) 859-2056 or (404) 537-3406 and provide conference ID 2166659. An archived copy of the webcast and slide presentation will also be available on the ‘Events & Presentations’ page of the CUI Global Investor Relations website.

About CUI Global, Inc.

Delivering Innovative Technologies for an Interconnected World . . . . .

CUI Global, Inc. is a publicly traded company dedicated to maximizing shareholder value through the acquisition and development of innovative companies, products and technologies. From Orbital Gas Systems' advanced GasPT platform targeting the energy sector, to CUI Inc.’s digital power platform serving the networking and telecom space, CUI Global and its subsidiaries have built a diversified portfolio of industry leading technologies that touch many markets. As a publicly traded company, shareholders are able to participate in the opportunities, revenues, and profits generated by the products, technologies, and market channels of CUI Global and its subsidiaries. But most importantly, a commitment to conduct business with a high level of integrity, respect, and philanthropic dedication allows the organization to make a difference in the lives of their customers, employees, investors and global community.

For more information please visit www.cuiglobal.com.

Important Cautions Regarding Forward Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the Company and its operations, are included in certain forms the Company has filed with the Securities and Exchange Commission.

Media Contact:	External IR contact:
CUI Global, Inc.	LHA Investor Relations
Jeff Schnabel	Sanjay M. Hurry
Main: 503-612-2300	212-838-3777
press@cuiglobal.com	cuiglobal@lhai.com

- Tables to Follow -

CUI Global, Inc.

Condensed Consolidated Balance Sheets

	September 30,	December 31,
(in thousands, except share and per share data)	2017	2016
	(unaudited)
Assets:
Current Assets:
Cash and cash equivalents	$758	$4,617
Trade accounts receivable, net of allowance of $128
and $151, respectively	11,365	9,375
Inventories, net of allowance of $1,127 and $774, respectively	14,221	13,202
Costs in excess of billings	1,451	2,735
Prepaid expenses and other	1,733	2,174
Total current assets	29,528	32,103

Property and equipment, less accumulated depreciation of
$4,128 and $3,299, respectively	11,260	10,952
Goodwill	20,737	20,125
Other intangible assets, less accumulated amortization of $11,415
and $9,438, respectively	15,852	16,201
Note receivable, less current portion	324	362
Deposits and other assets	1,876	100
Total assets	$79,577	$79,843

Liabilities and Stockholders' Equity:
Current Liabilities:
Accounts payable	$5,996	$6,170
Short-term overdraft facility	1,022	—
Mortgage note payable, current portion	93	89
Capital lease obligation, current portion	3	28
Accrued expenses	4,120	4,542
Billings in excess of costs	2,853	1,977
Unearned revenue	7,231	4,932
Total current liabilities	21,318	17,738

Long term mortgage note payable, less current portion	3,280	3,350
Long term note payable, related party	5,304	5,304
Line of credit	1,932	—
Capital lease obligation, less current portion	10	12
Derivative liability	412	467
Deferred tax liabilities	3,528	4,120
Other long-term liabilities	114	217
Total liabilities	35,898	31,208

Commitments and contingencies

Stockholders' Equity:
Preferred stock, par value $0.001; 10,000,000 shares authorized;
no shares issued at September 30, 2017 or December 31, 2016	—	—
Common stock, par value $0.001; 325,000,000 shares
authorized; 20,995,916 shares issued and outstanding at
September 30, 2017 and 20,916,848 shares issued and
outstanding at December 31, 2016	21	21
Additional paid-in capital	150,571	150,174
Accumulated deficit	(103,294)	(95,970)
Accumulated other comprehensive loss	(3,619)	(5,590)
Total stockholders' equity	43,679	48,635
Total liabilities and stockholders' equity	$79,577	$79,843

CUI Global, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share amounts)	For the three months ended September 30,		For the nine months ended September 30,
	2017	2016	2017	2016

Total revenues	$21,796	$23,257	$62,141	$67,058

Cost of revenues	14,356	14,660	40,793	41,269

Gross profit	7,440	8,597	21,348	25,789

Operating expenses:
Selling, general and administrative	8,212	8,080	25,480	26,328
Depreciation and amortization	521	585	1,636	1,809
Research and development	696	512	1,920	1,544
Provision (credit) for bad debt	30	—	(21)	48
Other operating expenses	—	5	12	5

Total operating expenses	9,459	9,182	29,027	29,734

Loss from operations	(2,019)	(585)	(7,679)	(3,945)

Other income (expense)	77	6	169	(265)
Interest expense	(137)	(119)	(374)	(364)

Loss before taxes	(2,079)	(698)	(7,884)	(4,574)

Income tax expense (benefit)	(177)	(191)	(560)	82

Net loss	(1,902)	(507)	(7,324)	(4,656)

Basic and diluted weighted average common
shares outstanding	20,991,534	20,906,781	20,969,735	20,891,517

Basic and diluted loss per common share	$(0.09)	$(0.02)	$(0.35)	$(0.22)

CUI Global, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)	For the nine months ended September 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,324)	$(4,656)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	744	697
Amortization of intangibles	1,388	1,450
Stock and options issued and stock to be issued for compensation, royalties and services	313	983
Unrealized (gain) loss on derivative liability	(55)	98
Non-cash royalties, net	(6)	15
(Credit to) provision for bad debt expense and returns allowances	(21)	52
(Credit to) provision for warranty reserve	(11)	—
Deferred income taxes	(666)	(105)
Inventory reserve	317	269
Non-cash unrealized foreign currency (gains)/losses	(307)	122
Impairment of intangible assets	3	—
Loss on disposal of assets	9	5
(Increase) decrease in operating assets:
Trade accounts receivable	(1,667)	2,244
Inventory	(902)	(506)
Costs in excess of billings	1,402	(513)
Prepaid expenses and other current assets	(562)	445
Deposits and other assets	(515)	(27)
Increase (decrease) in operating liabilities:
Accounts payable	(321)	148
Accounts expenses	(482)	(1,056)
Unearned revenue	2,219	643
Billings in excess of costs	683	865
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(5,761)	1,173
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(635)	(463)
Proceeds from sale of property and equipment	2	22
Investments in other intangible assets	(448)	(662)
Proceeds from notes receivable	19	—
NET CASH USED IN INVESTING ACTIVITIES	(1,062)	(1,103)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from overdraft facility	2,146	—
Payments on overdraft facility	(1,174)	—
Proceeds from line of credit	19,585	—
Payments on line of credit	(17,653)	—
Payments on capital lease obligations	(27)	(38)
Payments on mortgage note payable	(66)	(64)
Payments on contingent consideration	(61)	(59)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	2,750	(161)
Effect of exchange rate changes on cash	214	(125)
Net decrease in cash and cash equivalents	(3,859)	(216)
Cash and cash equivalents at beginning of period	4,617	7,267
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$758	$7,051

Reconciliation of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) are non-GAAP financial measures and are reconciled in the table below. These non-GAAP financial measures do not represent funds available for management's discretionary use and is not intended to represent cash flow from operations. EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) should not be construed as a substitute for net loss or as a better measure of liquidity than cash flow from operating activities, which is determined in accordance with United States generally accepted accounting principles ("GAAP"). EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) exclude components that are significant in understanding and assessing the company's results of operations and cash flows. In addition, EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) are not terms defined by GAAP and as a result our measure of EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) might not be comparable to similarly titled measures used by other companies. However, EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) are used by management to evaluate, assess and benchmark the company's operational results and the company believes EBITDA, Adjusted EBITDA, and Adjusted Net Income (loss) are relevant and useful information which are often reported and widely used by analysts, investors and other interested parties in the Company's industry. Accordingly, the Company is disclosing this information to permit a more comprehensive analysis of its operating performance, to provide an additional measure of performance and liquidity and to provide additional information with respect to the Company's ability to meet future debt service, capital expenditure and working capital requirements. Adjusted Net Income (loss) eliminates the amortization expenses associated with intangible assets acquired with Orbital Gas Systems Limited and CUI-Canada, as well as non-cash expenses associated with stock and stock options for compensation, royalties and services during the period.

(in thousands)

	For the Three Months Ended		For the nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
EBITDA:
Net (loss)	$(1,902)	$(507)	$(7,324)	$(4,656)
Plus: Interest expense	137	119	374	364
Plus: (Benefit) provision for taxes	(177)	(191)	(560)	82
Plus: Depreciation and amortization	705	710	2,132	2,147
EBITDA	$(1,237)	$131	$(5,378)	$(2,063)

Adjusted EBITDA:
Plus: Provision (credit) for bad debt	30	—	(21)	48
Plus: Unrealized (gain) loss on derivative	(20)	(48)	(55)	98
Plus: Stock and options issued and stock to be issued for compensation, royalties and services	109	142	313	983
Adjusted EBITDA	$(1,118)	$225	$(5,141)	$(934)

Adjusted net income (loss):
Net (loss)	$(1,902)	$(507)	$(7,324)	$(4,656)
Plus: Amortization expense of Orbital and CUI -
Canada acquisition intangibles
	312	312	916	985
Plus: Stock and options issued and stock to be issued for compensation, royalties and services	109	142	313	983
Adjusted net income (loss)	$(1,481)	$(53)	$(6,095)	$(2,688)

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